Exhibit 99.1

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Carol Schumacher 479/277-1498
Pauline Tureman 479/277-9558

Media Relations Contact
Marty Heires 479/273-4314 Gail Lavielle 479/204-8295

Pre-recorded Conference Call
203/369-1090

Wal-Mart Reports Record Fourth Quarter Sales and Earnings

BENTONVILLE, Ark., February 21, 2006 — Wal-Mart Stores, Inc. reported record sales and earnings for the quarter ended January 31, 2006. Net sales were $89.3 billion, an increase of 8.6 percent over the fourth quarter of fiscal 2005. Net income for the quarter was $3.6 billion, an increase of 13.4 percent from $3.2 billion in the fourth quarter of fiscal 2005. Earnings per share were $0.86, up from $0.75 per share in the same prior year quarter. Fourth quarter earnings in fiscal 2006 were favorably impacted by a $103 million net tax benefit recorded in the company’s tax provision. This $0.02 per share net benefit arose from the adjustment of deferred tax balances and resolutions of certain federal and state tax contingencies.

Net sales for the fiscal year ended January 31, 2006, were $312.4 billion, an increase of 9.5 percent over fiscal 2005. Net income for fiscal 2006 increased 9.4 percent to a record $11.2 billion, up from $10.3 billion in fiscal 2005. Earnings per share for fiscal 2006 were $2.68, up from $2.41 in fiscal 2005.

“We’re pleased our trend of year-over-year increases in sales and net income continues,” said Wal-Mart Stores President and Chief Executive Officer Lee Scott. “We added more than $7 billion in sales in the quarter and ended the year strong.”

Scott said he is optimistic about the year as he anticipates positive results from the company’s business strategies to improve the customer experience.

“Our entire management team is dedicated to growing sales by making our stores more relevant to today’s customers,” Scott explained. “We want our merchandise to appeal to a broad range of customers who are already shopping our stores. We want customers to shop Wal-Mart for all their needs, from consumables to electronics, home décor and apparel.”

Net sales were as follows (dollars in billions):

	Three Months Ended January 31,			Fiscal Year Ended January 31,
	2006	2005	Percent Change	2006	2005	Percent Change
Wal-Mart Stores	$60.218	$55.452	8.6%	$209.910	$191.826	9.4%
SAM’S CLUB	10.655	9.980	6.8%	39.798	37.119	7.2%
International	18.400	16.784	9.6%	62.719	56.277	11.4%

Total Company	$89.273	$82.216	8.6%	$312.427	$285.222	9.5%

Total U.S. comparable sales for the fourth quarter of fiscal 2006 increased 3.1 percent, which is represented by a 2.7 percent increase for Wal-Mart Stores and a 5.1 percent increase for SAM’S CLUB. Total U.S. comparable sales for fiscal 2006 were up 3.4 percent, which is comprised of a 3.0 percent increase for Wal-Mart Stores and a 5.0 percent increase for SAM’S CLUB.

Wal-Mart Stores Segment:

For the fourth quarter of fiscal 2006, the Wal-Mart Stores segment had segment operating income (income before net interest expense, income taxes, unallocated corporate overhead and minority interest) of $4.714 billion, an increase of 11.1 percent, compared with $4.242 billion in the fourth quarter of fiscal 2005.

For the fiscal year ended January 31, 2006, the Wal-Mart Stores segment had segment operating income of $15.324 billion, an increase of 8.2 percent, as compared with segment operating income of $14.163 billion in fiscal 2005.

SAM’S CLUB Segment:

The SAM’S CLUB segment had segment operating income for the fourth quarter of fiscal 2006 of $377 million, an increase of 6.2 percent, compared with $355 million in the fourth quarter of fiscal 2005.

For fiscal 2006, the SAM’S CLUB segment had segment operating income of $1.385 billion, an increase of 8.2 percent, as compared with segment operating income of $1.280 billion in fiscal 2005.

International Segment:

The International segment had segment operating income of $1.116 billion for the most recent quarter, an increase of 14.1 percent, compared with $978 million in the fourth quarter of fiscal 2005.

The International segment had segment operating income of $3.330 billion in fiscal 2006, an increase of 11.4 percent, compared with $2.988 billion for fiscal 2005.

Guidance:

The company expects earnings per share for the first quarter of fiscal 2007 to come in between $0.58 and $0.62, and for fiscal 2007, the forecast is $2.88 to $2.95.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. The company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Germany, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico, South Korea and the United Kingdom. The company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

This release contains statements as to management’s expectations for fiscal 2007 and the forecast of earnings per share for the first quarter and fiscal year 2007 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements are identified by the use of words such as “anticipates,” “expects” and “forecast,” and are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, weather conditions, changes in gasoline, diesel fuel and other energy costs, labor costs, health care costs and accident costs, interest rate fluctuations and other capital market conditions and other risks. We discuss certain of these factors more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results implied in the forward-looking statements contained in this release. These forward-looking statements are made only as of the date of this report and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2006	2005	2006	2005
Revenues:
Net sales	$89,273	$82,216	$312,427	$285,222
Other income, net	854	683	3,227	2,910

	90,127	82,899	315,654	288,132

Costs and expenses:
Cost of sales	69,045	63,723	240,391	219,793
Operating, selling, general and administrative expenses	15,222	13,878	56,733	51,248

Operating income	5,860	5,298	18,530	17,091

Interest:
Debt	324	284	1,171	934
Capital leases	76	65	249	253
Interest income	(78)	(52)	(248)	(201)

Interest, net	322	297	1,172	986

Income before income taxes and minority interest	5,538	5,001	17,358	16,105
Provision for income taxes	1,835	1,735	5,803	5,589

Income before minority interest	3,703	3,266	11,555	10,516
Minority interest	(114)	(102)	(324)	(249)

Net income	$3,589	$3,164	$11,231	$10,267

Basic and diluted net income per common share:	$0.86	$0.75	$2.68	$2.41

Weighted-average number of common shares:
Basic	4,166	4,235	4,183	4,259
Diluted	4,170	4,242	4,188	4,266

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	January 31, 2006	January 31, 2005
ASSETS
Cash and cash equivalents	$6,414	$5,488
Receivables	2,662	1,715
Inventories	32,191	29,762
Prepaid expenses and other	2,591	1,889

Total current assets	43,858	38,854

Property and equipment, at cost	97,302	84,037
Less accumulated depreciation	21,427	18,637

Property and equipment, net	75,875	65,400

Property under capital leases, net	3,415	2,718
Goodwill	12,188	10,803
Other assets and deferred charges	2,833	2,379

Total assets	$138,169	$120,154

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$3,754	$3,812
Accounts payable	25,373	21,987
Accrued liabilities	13,465	12,120
Accrued income taxes	1,322	1,281
Long-term debt due within one year	4,595	3,759
Obligations under capital leases due within one year	299	223

Total current liabilities	48,808	43,182

Long-term debt	26,429	20,087
Long-term obligations under capital leases	3,742	3,171
Deferred income taxes and other	4,552	2,978
Minority interest	1,467	1,340

Commitments and contingencies

Common stock and capital in excess of par value	3,013	2,848
Retained earnings	49,105	43,854
Other accumulated comprehensive income	1,053	2,694

Total shareholders’ equity	53,171	49,396

Total liabilities and shareholders’ equity	$138,169	$120,154

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Fiscal Year Ended January 31
	2006	2005
Cash flows from operating activities:
Net income	$11,231	$10,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,717	4,264
Other	509	641
Changes in certain assets and liabilities, net of effects of acquisitions:
Increase in accounts receivable	(456)	(304)
Increase in inventories	(1,733)	(2,494)
Increase in accounts payable	2,390	1,694
Increase in accrued liabilities	975	976

Net cash provided by operating activities	17,633	15,044

Cash flows from investing activities:
Payments for property and equipment	(14,563)	(12,893)
Disposal of assets	1,049	953
Investment in international operations, net of cash acquired	(601)	(315)
Other investing activities	(68)	(96)

Net cash used in investing activities	(14,183)	(12,351)

Cash flows from financing activities:
Increase (decrease) in commercial paper	(704)	544
Proceeds from issuance of long-term debt	7,691	5,832
Dividends paid	(2,511)	(2,214)
Payment of long-term debt	(2,724)	(2,131)
Purchase of Company stock	(3,580)	(4,549)
Other financing activities	(594)	(91)

Net cash used in financing activities	(2,422)	(2,609)

Effect of exchange rates on cash	(102)	205

Net increase in cash and cash equivalents	926	289
Cash and cash equivalents at beginning of year	5,488	5,199

Cash and cash equivalents at end of period	$6,414	$5,488

Certain reclassifications have been made to the prior period to conform to the current presentation.